Exhibit 99.1

News Release

Wabtec Reports First Quarter EPS of $1.02; Affirms Full-Year EPS Guidance

WILMERDING, PA, April 26, 2016 – Wabtec Corporation (NYSE: WAB) today reported results for the 2016 first quarter, including the following:

•	First quarter sales were $772 million, with higher sales in the Transit Group more than offset by lower sales in the Freight Group. Changes in foreign exchange rates reduced sales by about $18 million compared to the year-ago quarter.

•	Income from operations was $142 million, or 18.4 percent of sales, compared to 18.1 percent in the year-ago quarter, reflecting benefits from cost-reduction initiatives.

•	Earnings per diluted share were $1.02. Excluding expenses of about 3 cents per diluted share related to the pending acquisition of Faiveley Transport, earnings per diluted share were $1.05.

•	In the quarter, the company generated cash from operations of $76 million. At March 31, 2016, the company had cash of $263 million, an additional $213 million of cash held in escrow for the Faiveley Transport acquisition, and debt of $802 million.

•	In the first quarter, Wabtec repurchased 1.95 million shares of its common stock for about $134 million, or about $69 per share. The company has about $216 million remaining under its current repurchase authorization.

Based on its first quarter results and outlook for the rest of the year, Wabtec affirmed its 2016 guidance for earnings per diluted share to be between $4.30-$4.50, with revenues now expected to be slightly down for the year. The company expects 2016 quarterly results to improve sequentially during the year as it realizes the benefits of ongoing cost reduction initiatives and as projects already in backlog begin to ramp up. This guidance does not include Wabtec’s pending acquisition of Faiveley Transport, which is progressing and which Wabtec currently expects to close by mid-year, depending on the timing of regulatory approvals. Faiveley Transport is a global supplier of high added value integrated systems for the railway industry with annual revenues of about $1.2 billion.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “We continue to expect another record earnings year, even as we face challenges in some of our key markets. We are responding to these challenges with aggressive cost- and efficiency-improvement programs, while continuing to invest in growth opportunities around the world. We remain optimistic about our long-term prospects and expect to continue to benefit from our diversified business model, balanced growth strategies and rigorous application of the Wabtec Performance System.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

News Release

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in foreign currency exchange rates; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investors” section.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First	First
	Quarter	Quarter
	2016	2015
Net sales	$772,031	$818,594
Cost of sales	(516,851)	(563,239)

Gross profit	255,180	255,355
Gross profit as a % of Net Sales	33.1%	31.2%
Selling, general and administrative expenses	(89,751)	(84,771)
Engineering expenses	(17,953)	(16,863)
Amortization expense	(5,295)	(5,301)

Total operating expenses	(112,999)	(106,935)
Operating expenses as a % of Net Sales	14.6%	13.1%
Income from operations	142,181	148,420
Income from operations as a % of Net Sales	18.4%	18.1%
Interest expense, net	(4,871)	(4,306)
Other income(expense), net	154	(2,866)

Income from operations before income taxes	137,464	141,248
Income tax expense	(43,301)	(45,084)

Effective tax rate	31.5%	31.9%
Net income attributable to Wabtec shareholders	$94,163	$96,164

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$1.03	$1.00

Diluted
Net income attributable to Wabtec shareholders	$1.02	$0.99

Weighted average shares outstanding
Basic	91,258	96,243

Diluted	92,149	97,385

Net Sales by Segment
Freight Group	$442,669	$511,887
Transit Group	329,362	306,707

Total	$772,031	$818,594